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FOR IMMEDIATE RELEASE                                  CONTACT:  D. W. HUBBLE
ST. LOUIS, MISSOURI                               CHAIRMAN, PRESIDENT AND CEO
AUGUST 26, 1998                                                            OR
                                                              T. M. ARMSTRONG
                                                      CHIEF FINANCIAL OFFICER
                                                        TELE:  (314) 854-3800


          ANGELICA CORPORATION ADOPTS NEW SHAREHOLDER RIGHTS PLAN

Angelica Corporation announced that at a meeting held August 25, 1998 its Board of Directors adopted a Shareholder Rights Plan to replace the Company's existing Shareholder Rights Plan, which expires on September 7, 1998.

"The Shareholder Rights Plan is designed to provide our shareholders with continued assurance that they will benefit from the long-term prospects and increases in value of the Company," Don W. Hubble, Chairman of the Board, President and Chief Executive Officer of Angelica, stated. "We are not aware of any current acquisition activity directed at Angelica. However, the Board considered continuation of the Rights Plan as a prudent precaution to protect our shareholders, while not foreclosing a fair acquisition bid for the Company."

Concurrent with the adoption of the new Rights Plan, the Board also adopted a so-called TIDE Plan ("Three-year Independent Director Evaluation") which mandates maintaining a majority of independent, outside Directors as well as requires the Nominating and Corporate Governance Committee of the Board to review the Rights Plan periodically (but not less frequently than every three years) to determine whether it continues to be in the interest of the Company and its shareholders. Mr. Hubble stated, "The TIDE Plan is consistent with the Board's goal to implement a rights plan that addresses investor concerns about Director entrenchment, accountability and oversight."

Under the Rights Plan, each Angelica Corporation shareholder of record at the close of business on September 8, 1998 will receive a dividend distribution of one right for each outstanding share of Common Stock. Each right entitles the holder to purchase from the Company one one-hundredth of a share of a new Class B Series 2 Junior Participating Preferred Stock at an exercise price of $90, subject to adjustments to prevent dilution. The rights will become exercisable and will detach from the Common Stock ten days after an acquiring person or a group either becomes the beneficial owner of 20% or more of the outstanding Common Stock of the Company or commences or announces an intention to commence a tender or exchange offer for 20% or more of the outstanding Common Stock of the Company, both without approval of the Board of Directors of the Company.


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If thereafter, and without the approval of the Board of Directors, the
Company is acquired in a merger or other business transaction in which the Company is not the surviving corporation, or 50% or more of the Company's assets or earning power is sold, each holder of a right (other than the acquiring person or group) may purchase common stock of the surviving or acquiring entity having a then value equal to twice the $90 exercise price. In such case, appropriate adjustments are to be made to prevent dilution.

The rights can be redeemed by the Board for 1 cent per right in certain circumstances and expire on September 7, 2008.

A summary of the Shareholder Rights Plan will be mailed to all shareholders.

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, provides textile rental and laundry services to health care institutions, manufactures and markets uniforms for institutions and businesses, and operates a national chain of retail uniform and shoe stores.

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